Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2011 RESULTS

AND DECLARES $0.52 QUARTERLY DIVIDEND

Purchase, New York, July 27, 2011 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the second quarter ended June 30, 2011.

Highlights:

•

TAL reported Adjusted pre-tax income of $1.53 per fully diluted share for the second quarter of 2011, an increase of 12% from the first quarter of 2011 and an increase of over 100% from the second quarter of 2010. TAL focuses on its adjusted pre-tax results since it does not currently pay any material cash taxes and does not expect that it will for the next several years.

•

TAL reported Adjusted Net Income of $0.99 per fully diluted common share for the second quarter of 2011, an increase of 11% from the first quarter of 2011 and an increase of over 100% from the second quarter of 2010.

•

TAL has continued to invest heavily in new equipment during the first half of 2011. As of July 27, 2011, TAL has invested over $700 million in new container purchases or sale-leaseback transactions. Approximately 75% of this equipment (together with TAL’s beginning inventory of uncommitted factory units as of January 1, 2011) is either on-hire or committed to lease transactions.

•	On April 6, 2011, TAL completed a public offering in which it sold 2,500,000 shares of common stock. TAL’s net proceeds from the offering were $85.5 million.
•

TAL announced a quarterly dividend of $0.52 per share payable on September 22, 2011 to shareholders of record as of September 1, 2011. This marks the seventh consecutive quarter in which TAL has increased its dividend.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps, was $51.0 million in the second quarter of 2011, compared to $42.4 million in the first quarter of 2011 and $22.2 million in the second quarter of 2010.  Adjusted pre-tax income per fully diluted common share was $1.53 in the second quarter of 2011 versus $1.37 in the first quarter of 2011, and $0.72 in the second quarter of 2010.  The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Leasing revenues for the second quarter of 2011 were $106.5 million compared to $99.6 million in the first quarter of 2011, and $75.5 million in the second quarter of 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $121.8 million for the quarter versus $106.6 million in the first quarter of 2011, and $76.2 million in the second quarter of 2010.

Adjusted Net Income (3), excluding gains and losses on interest rate swaps, was $33.0 million for the second quarter of 2011, compared to $27.4 million in the first quarter of 2011, and $14.3 million in the second quarter of 2010.  Adjusted Net Income per fully diluted common share was $0.99 in the second quarter of 2011 versus $0.89 in the first quarter of 2011 and $0.47 in the second quarter of 2010.

Reported net income for the second quarter of 2011 was $23.2 million, versus net income of $32.6 million in the first quarter of 2011, and $4.7 million in the second quarter of 2010.  Net income per fully diluted common share was $0.70 for the second quarter of 2011, versus $1.05 in the first quarter of 2011, and $0.15 in the second quarter of 2010.  The difference between Adjusted Net Income and reported net income in the second quarter of 2011 was due to gains and losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported income.  During the second quarter of 2011, long-term interest rates decreased, resulting in a $15.1 million decrease in the market value of TAL’s swap contracts.

Beginning October 1, 2010, TAL increased the estimated residual values used in its equipment depreciation calculations.  The increase in estimated residual values resulted in a decrease in depreciation expense of $5.4 million ($3.5 million after tax or $0.11 per fully diluted share) for the second quarter of 2011 and $10.8 million ($7.0 million after tax or $0.22 per fully diluted share) for the six months ended June 30, 2011.

“TAL delivered another outstanding quarter of operational performance and financial results in the second quarter of 2011,” commented Brian M. Sondey, President and CEO of TAL International.  “In the second quarter, we continued to benefit from favorable market conditions, and our key operating metrics remained at historically high levels.  The utilization of our container fleet averaged 98.6% for the second quarter, and stood at 98.5% as of July 27, 2011.  Sale prices for used containers continued to increase during the second quarter, leading to exceptionally high gains on our used container disposals, and our leasing revenue continued to increase strongly in the second quarter as new units were picked-up by customers and as units purchased through sale-leaseback transactions went on-hire.  Our strong operating performance led to excellent financial results during the second quarter, and our adjusted pre-tax income per share increased 12% from the high level achieved in the first quarter of 2011 and increased over 100% from the second quarter of 2010.”

“While container leasing market fundamentals remain strong overall, peak-season trade volumes have so far been less than many of our customers had anticipated.  Consequently, pick-ups of new dry containers committed to lease early in 2011 have been slower than expected, and we have slowed the pace of our new dry container purchases.  However, TAL’s broad product line provides multiple avenues for growth, and our customers continue to rely on leasing containers more heavily than they did before the financial crisis, which helped us secure several sale-leaseback transactions in the second quarter.   As of July 27, 2011, we have purchased more than $700 million of new or sale-leaseback containers for delivery in 2011, with roughly 75% of the containers either on-hire or committed to leases.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps, was $93.5 million in the six months ended June 30, 2011, compared to $38.4 million for the same period in 2010.  Adjusted pre-tax income per fully diluted common share was $2.91 in the six months ended June 30, 2011 versus $1.26 for the six months ended June 30, 2010.

Leasing revenues for the six months ended June 30, 2011 were $206.1 million compared to $148.4 million for the same period in 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $228.4 million for the six months ended June 30, 2011, versus $144.8 for the same period in 2010.

Adjusted Net Income (3), excluding gains and losses on interest rate swaps, was $60.4 million for the six months ended June 30, 2011, compared to $24.8 million for the same period in 2010.  Adjusted Net Income per fully diluted common share was $1.88 in the six months ended June 30, 2011, versus $0.81 for the six months ended June 30, 2010.

Reported net income for the six months ended June 30, 2011 was $55.8 million, versus net income of $10.6 million for the same period in 2010.  Net income per fully diluted common share was $1.73 for the six months ended June 30, 2011, versus $0.34 in the same period in 2010.

Outlook

Mr. Sondey continued, “In general, we expect our market to remain favorable for the rest of the year.  The supply / demand balance for containers remains generally tight, new container prices remain historically high, and we expect most of our customers to remain cautious about placing large orders for new containers.  As a result, we expect our key operating metrics to remain strong throughout 2011.”

“Financially, growth in our leasing revenue should accelerate in the third quarter as we benefit from a full period of leasing revenue on the containers placed on-hire in the second quarter and as containers committed to leases continue to go on-hire.  However, we expect sale prices and gains to start to moderate from their current record level, and we expect our adjusted pre-tax income for the third quarter to decrease slightly from the exceptional results we achieved in the second quarter.  Still, we expect our operating performance, growth and profitability to remain very strong for the foreseeable future.”

Dividend

TAL’s Board of Directors has approved and declared a $0.52 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 22, 2011 to shareholders of record at the close of business on September 1, 2011.

Mr. Sondey concluded, “We are very pleased to increase our dividend again this quarter.  The increase reflects the continued growth in our cash flow and income, as well as our general expectations that our market environment will remain favorable for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, July 28, 2011 to discuss its fiscal second quarter results.  An archive of the Webcast will be available one hour after the live call through Friday August 26, 2011. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 219 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 992,000 containers and related equipment representing approximately 1,621,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2011.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $561,917 and $511,634	$2,559,553	$2,086,194
Net investment in finance leases, net of allowances of $1,201 and $1,169	163,755	171,417
Equipment held for sale	35,480	29,220
Revenue earning assets	2,758,788	2,286,831
Cash and cash equivalents (including restricted cash of $35,760 and $23,018)	96,206	85,612
Accounts receivable, net of allowances of $583 and $429	50,357	48,311
Goodwill	71,898	71,898
Deferred financing costs	22,956	17,802
Other assets	5,406	4,737
Fair value of derivative instruments	417	2,024
Total assets	$3,006,028	$2,517,215
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$49,042	$57,756
Fair value of derivative instruments	57,783	61,647
Accounts payable and other accrued expenses	52,379	59,329
Net deferred income tax liability	170,025	139,741
Debt	2,135,909	1,770,332
Total liabilities	2,465,138	2,088,805
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,407,973 and 33,725,066 shares issued respectively	36	34
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	487,732	399,816
Accumulated earnings	101,240	76,053
Accumulated other comprehensive loss	(10,583)	(9,958)
Total stockholders’ equity	540,890	428,410
Total liabilities and stockholders’ equity	$3,006,028	$2,517,215

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Leasing revenues:
Operating leases	$102,294	$70,851	$197,618	$138,844
Finance leases	4,224	4,644	8,470	9,514
Total leasing revenues	106,518	75,495	206,088	148,358
Equipment trading revenue	12,877	10,956	37,093	16,694
Management fee income	736	725	1,439	1,493
Other revenues	90	188	129	417
Total revenues	120,221	87,364	244,749	166,962
Operating expenses (income):
Equipment trading expenses	10,094	9,675	29,383	14,853
Direct operating expenses	4,363	6,637	8,463	14,817
Administrative expenses	10,612	10,543	21,175	21,098
Depreciation and amortization	35,161	28,287	67,414	55,253
Provision (reversal) for doubtful accounts	102	(530)	141	(598)
Net (gain) on sale of leasing equipment	(16,899)	(7,235)	(24,784)	(11,703)
Total operating expenses	43,433	47,377	101,792	93,720
Operating income	76,788	39,987	142,957	73,242
Other expenses (income):
Interest and debt expense	25,750	17,773	49,481	34,815
Net loss on interest rate swaps	15,139	15,002	7,132	21,786
Total other expenses	40,889	32,775	56,613	56,601
Income before income taxes	35,899	7,212	86,344	16,641
Income tax expense	12,708	2,560	30,566	6,090
Net income	$23,191	$4,652	$55,778	$10,551
Net income per common share—Basic	$0.70	$0.15	$1.76	$0.35
Net income per common share—Diluted	$0.70	$0.15	$1.73	$0.34
Weighted average number of common shares outstanding—Basic	32,905	30,434	31,732	30,432
Weighted average number of common shares outstanding—Diluted	33,353	30,724	32,164	30,616
Cash dividends paid per common share	$0.50	$0.30	$0.95	$0.55

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains and losses on interest rate swaps.  Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains and losses on interest rate swaps. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

• these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and six months ended June 30, 2011 and 2010.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and six months ended June 30, 2011 and 2010.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$23,191	$4,652	$55,778	$10,551
Add (subtract):
Depreciation and amortization	35,161	28,287	67,414	55,253
Interest and debt expense	25,750	17,773	49,481	34,815
Income tax expense	12,708	2,560	30,566	6,090
Net loss on interest rate swaps	15,139	15,002	7,132	21,786
EBITDA	111,949	68,274	210,371	128,495
Add:
Principal payments on finance lease	9,889	7,916	18,033	16,273
Adjusted EBITDA	$121,838	$76,190	$228,404	$144,768

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income before income taxes	$35,899	$7,212	$86,344	$16,641
Add (subtract):
Net loss on interest rate swaps	15,139	15,002	7,132	21,786
Adjusted pre-tax income	$51,038	$22,214	$93,476	$38,427

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$23,191	$4,652	$55,778	$10,551
Add (subtract):
Net loss on interest rate swaps, net of tax	9,780	9,677	4,606	14,235
Adjusted net income	$32,971	$14,329	$60,384	$24,786